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                                                                     EXHIBIT (l)

                             Eaton Vance Management
                            The Eaton Vance Building
                                255 State Street
                                Boston, MA 02109
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054






                                            March 10, 2000


EV Classic Senior Floating-Rate Fund
255 State Street
Boston, MA  02109

Gentlemen:

     EV Classic Senior Floating-Rate Fund (the "Trust") is a voluntary association (commonly referred to as a "business trust") established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated August 5, 1993 as Amended and Restated December 7, 1994 (the "Declaration of Trust").

     I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more classes of shares and the number of shares of each class authorized is unlimited. Furthermore, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

     By votes duly adopted, the Trustees of the Trust authorized the issuance of an additional 200,000,000 common shares of beneficial interest, without par value, of the Trust. The Trust is now registering on Form N-2 with the Securities and Exchange Commission such 200,000,000 common shares of beneficial interest under the Securities Act of 1933, as amended.

     I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

     1. The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of the Commonwealth of Massachusetts.
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EV Classic Senior Floating-Rate Fund
March 10, 2000
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     2. Common shares of beneficial interest of the Trust registered by Form N-2 may be legally and validly issued in accordance with the Declaration of Trust upon receipt by the Trust of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

     I am a member of the Massachusetts bar and have acted as internal legal counsel of the Trust in connection with the registration of shares.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-2 pursuant to the Securities Act of 1933, as amended.


                                     Very truly yours,

                                     /s/ Eric G. Woodbury

                                     Eric G. Woodbury, Esq.
                                     Vice President